Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

WARSAW, N.Y., January 25, 2024 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank"), SDN Insurance Agency, LLC ("SDN") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the fourth quarter and year ended December 31, 2023.

Net income was $9.8 million in the fourth quarter of 2023, compared to $14.0 million in the third quarter of 2023 and $12.1 million in the fourth quarter of 2022. After preferred dividends, net income available to common shareholders was $9.4 million, or $0.61 per diluted share, in the fourth quarter of 2023, compared to $13.7 million, or $0.88 per diluted share, in the third quarter of 2023, and $11.7 million, or $0.76 per diluted share, in the fourth quarter of 2022. The Company recorded a provision for credit losses of $5.3 million in the current quarter, compared to $966 thousand in the linked quarter and $6.1 million in the prior year quarter.

The Company reported full year 2023 net income of $50.3 million, compared to $56.6 million in 2022. After preferred dividends, net income available to common shareholders was $48.8 million, or $3.15 per diluted share, for 2023 compared to $55.1 million, or $3.56 per diluted share, in 2022. The Company recorded provision for credit losses of $13.7 million in 2023 and $13.3 million in 2022. Net income for 2023 reflects the impact of the higher interest rate environment on funding costs that generated revenue pressure and adversely impacted current year earnings in comparison to the prior year.

Fourth Quarter and Full Year 2023 Key Results:

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Total deposits were $5.21 billion at December 31, 2023, down $103.1 million, or 1.9%, from September 30, 2023, and up $283.5 million, or 5.8%, from the prior year end. The linked quarter decline is reflective of seasonal public deposit outflows, while the improvement over the prior year was driven by nonpublic deposit growth.
•
Total loans were $4.46 billion at December 31, 2023, reflecting an increase of $31.0 million, or 0.7%, from September 30, 2023 and an increase of $411.7 million, or 10.2%, from December 31, 2022, with both quarterly and annual growth led by commercial lending.
•
As previously disclosed, the Company repositioned a portion of its investment securities portfolio, selling approximately $54 million in available-for-sale agency mortgage-backed securities early in the fourth quarter at an after-tax loss of $2.8 million, reinvesting the proceeds into higher yielding bonds. The after-tax interest income benefit of $1.4 million annually translates to an earn-back of two years.
•
Net interest income of $39.9 million in the fourth quarter of 2023 decreased $1.8 million, or 4.3%, and $3.3 million, or 7.6%, from the linked and year-ago quarters, respectively. Full year net interest income of $165.7 million was down $1.7 million, or 1.0%, from 2022. Net interest income in 2023 has been impacted by the current higher interest rate environment that has driven funding costs higher.
•
Noninterest income was $15.4 million in the fourth quarter of 2023, up $4.9 million, or 46.6%, from the third quarter of 2023 and up $4.4 million, or 40.5%, from the fourth quarter of 2022, while full year noninterest income totaled $48.2 million, reflecting an increase of $2.0 million, or 4.3%, from 2022.
•
Contributing to fourth quarter 2023 noninterest income was $9.1 million of company owned life insurance (“COLI”) revenue, approximately $8 million of which was generated by the surrender and redeploy of $53.9 million in cash surrender value of COLI during the quarter. The revenue from the transaction, which was partially offset by $5.4 million of related incremental income taxes, was based upon the crediting rate of the premium allocation to separate account investments, as supported by the performance of the underlying investment divisions. The cash surrender value of the separate account COLI and corresponding revenue is expected to stabilize in future periods.
•
Noninterest expense of $35.0 million for the current quarter was up $312 thousand, or 0.9%, from the third quarter of 2023 and up $1.5 million, or 4.6% from the fourth quarter of 2022, while full year noninterest expense of $137.2 million reflects an increase of $7.9 million, or 6.1%, over the prior year.

•
The Company continues to report strong credit quality metrics, including annual net charge-offs to total loans of 0.20% and non-performing assets to total assets of 0.44% as of December 31, 2023.

"Amid unprecedented pressures on the banking industry throughout 2023, our Company responded by defending and growing deposits, strengthening liquidity and capital while deepening relationships with our customers and welcoming new ones to our diversified financial services company," said President and Chief Executive Officer Martin K. Birmingham. "We also took meaningful steps to position our Company for future success and growth. The strategic realignment announced in December 2023 strengthens our leadership team and streamlines our organizational structure in key areas while also supporting our continued focus on expense management.

"Loans grew 10.2% in 2023, driven by strong commercial loan growth in the first half of the year. Credit quality remains sound and we bolstered our reserves in the fourth quarter, increasing our allowance for credit losses on loans to total loans by two basis points to 1.14%. Credit-disciplined loan growth has been and continues to be a key focus. Our relationship-based approach gives us confidence in our ability to work with borrowers dealing with the challenges of higher rates."

Chief Financial Officer and Treasurer W. Jack Plants II added, "During the fourth quarter, we took proactive measures to enhance our earnings generation potential amid the challenging operating environment that has created continued funding cost pressures for our industry. We repositioned a segment of our investment securities portfolio supporting near-term and future earnings generation in what we believe is a prudent use of capital. Heading into 2024, we have over $1.3 billion in available liquidity and approximately $1.1 billion in cash flow anticipated over the next twelve months which we expect to deploy into higher yielding earning assets."

Leadership and Organizational Update

On December 8, 2023, the Company announced changes to its executive leadership team and an associated realignment to strengthen its ability to execute on its long-term strategy and risk functions. As previously disclosed, the realignment impacted approximately 3.4% of the Company’s workforce at the time and is also reflective of proactive measures to remove approximately $6 million in annual noninterest expenses that are primarily representative of salaries and benefits.

Net Interest Income and Net Interest Margin

Net interest income was $39.9 million for the fourth quarter of 2023, a decrease of $1.8 million from the third quarter of 2023 and a decrease of $3.3 million from the fourth quarter of 2022 due primarily to higher funding costs.

Average interest-earning assets for the current quarter were $5.73 billion, an increase of $22.6 million from the third quarter of 2023 due to a $39.8 million increase in the average balance of Federal Reserve interest-earning cash and a $13.6 million increase in average loans, partially offset by a $30.8 million decrease in the average balance of investment securities. Average interest-earning assets for the current quarter were $396.4 million higher than the fourth quarter of 2022 due to a $476.0 million increase in average loans and a $53.4 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $133.0 million decrease in the average balance of investment securities.

Average interest-bearing liabilities for the current quarter were $4.49 billion, an increase of $67.2 million from the third quarter of 2023, primarily due to a $299.6 million increase in average savings and money market deposits and a $13.9 million increase in average interest-bearing demand deposits, partially offset by a $138.3 million decrease in average short-term borrowings and a $108.2 million decrease in average time deposits. Average interest-bearing liabilities for the fourth quarter of 2023 were $528.6 million higher than the year-ago quarter, due to a $339.7 million increase in average time deposits, a $284.6 million increase in average savings and money market accounts deposits and a $47.1 million increase in average borrowings, partially offset by a $142.8 million decrease in average interest-bearing demand deposits.

Net interest margin was 2.78% in the current quarter as compared to 2.91% in the third quarter of 2023 and 3.23% in the fourth quarter of 2022, primarily as a result of higher funding costs amid the current higher interest rate environment, as well as seasonality and repricing within the public deposit portfolio, partially offset by an increase in the average yield on interest-earning assets.

Net interest income was $165.7 million for the full year 2023, down $1.7 million from 2022. Net interest margin was 2.94% for the full year 2023, compared to 3.20% for 2022.

Noninterest Income

Noninterest income was $15.4 million for the fourth quarter of 2023, an increase of $4.9 million from the third quarter of 2023 and an increase of $4.4 million from the fourth quarter of 2022.

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Investment advisory income of $2.7 million was $125 thousand higher than the third quarter of 2023 and $155 thousand lower than the fourth quarter of 2022. The linked quarter increase was due to the positive impact of new and increased client accounts in addition to market-driven increases in assets under management, while the year-over-year decline was primarily due to lower transaction-based fees on retail accounts in the most recent period.
•
Insurance income of $1.6 million was $63 thousand lower than the third quarter of 2023 and $153 thousand higher than the fourth quarter of 2022, with the increase from the prior year period driven by higher premium renewal rates reflecting market conditions.
•
Income from company owned life insurance of $9.1 million was $8.1 million higher than the third quarter of 2023 and $8.3 million higher than the fourth quarter of 2022, due to the higher crediting rate and associated impact to cash surrender value related to the previously mentioned surrender and redeploy strategy executed in the fourth quarter of 2023.
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Income from investments in limited partnerships of $672 thousand was $281 thousand higher than the third quarter of 2023 and $481 thousand higher than the fourth quarter of 2022. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
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Income (loss) from derivative instruments, net was a loss of $68 thousand in the current quarter, $287 thousand lower than the third quarter of 2023 and $724 thousand lower than in the fourth quarter of 2022. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.
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A net loss on investment securities of $3.6 million was recognized in the current quarter, due to the previously disclosed securities portfolio restructuring. No such losses were recorded in the linked or year-ago periods.

Noninterest income was $48.2 million for the full year 2023, $2.0 million higher than 2022.

•
Income from company owned life insurance of $12.1 million was $6.6 million higher than in 2022 due to income associated with the previously mentioned surrender and redeploy strategy executed in the fourth quarter of 2023.
•
Service charges on deposits of $4.6 million in 2023 were down $1.3 million from 2022, due to a reduction in nonsufficient funds fees as a result of January 2023 changes in the Bank’s consumer overdraft program that align with trends in community banking.
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A net loss on investment securities of $3.6 million was recognized in 2023, compared to a net loss of $15 thousand in 2022, due to the previously disclosed fourth quarter 2023 securities portfolio restructuring.

Noninterest Expense

Noninterest expense was $35.0 million in the fourth quarter of 2023 compared to $34.7 million in the third quarter of 2023 and $33.5 million in the fourth quarter of 2022.

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Salaries and employee benefits expense of $17.8 million was $318 thousand lower than the third quarter of 2023 and $259 thousand lower than the fourth quarter of 2022. The decrease from the linked quarter was due to a variety of factors, including lower stock-based compensation expense in the fourth quarter this year driven by forfeitures, lower executive bonuses and incentive compensation reflecting adjustments for full year performance, coupled with lower benefits expenses due in part to the timing of medical and dental claim activity. These decreases were partially offset by higher severance expense associated with the Company's recent leadership and organizational changes and higher other bonuses reflecting earnout associated with SDN's 2021 acquisition of The Landmark Group. The decrease from the prior year quarter was primarily due to lower stock-based compensation expense and lower executive bonuses and incentive compensation in the current quarter.
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Professional services expenses of $1.4 million were $339 thousand higher than the third quarter of 2023 and relatively flat with the fourth quarter of 2022. The linked quarter increase was due in part to the timing of accounting and audit fees that are typically incurred in the fourth quarter.
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Computer and data processing expense of $5.6 million was $455 thousand higher than the third quarter of 2023 and $883 thousand higher than the fourth quarter of 2022 due in part to the Company's investments in data efficiency and marketing technology.
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FDIC assessments expense of $1.3 million was $84 thousand higher than the linked quarter and $661 thousand higher than the year-ago quarter, with the year-over-year increase due in part to the impact of an increase in base deposit insurance assessment rate schedules by two basis points.

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Advertising and promotions expense of $370 thousand was $374 thousand lower than the third quarter of 2023, during which the Company ran an advertising campaign related to its money market offering, and $206 thousand lower than the fourth quarter of 2022, when it refreshed elements of its visual brand.
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The Company recognized restructuring charges totaling $188 thousand and $350 thousand in the fourth quarters of 2023 and 2022, respectively, in connection with several branch locations that were closed in the second half of 2020. The charges related to the write-down of real estate assets to market value based upon current market conditions.

Noninterest expense was $137.2 million for the full year 2023, $7.9 million higher than 2022.

•
Salaries and employee benefits expense of $71.9 million increased $2.3 million from the prior year, primarily due to annual merit increases, higher pension expenses and increased medical and dental claim activity, partially offset by lower stock-based compensation, executive bonuses and incentive compensation.
•
Computer and data processing expense of $20.1 million was $2.5 million higher than 2022, as a result of the previously mentioned investments in data efficiency and marketing technology.
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FDIC assessments expense of $4.9 million was up $2.5 million from the prior year, due in part to the impact of the previously mentioned increase in base deposit insurance assessment rate schedules.
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Restructuring charges related to the 2020 closing of several branches totaled $114 thousand in 2023 as compared to $1.6 million in 2022 due to the previously described write-down of real estate assets.

Income Taxes

Income tax expense was $5.2 million for the fourth quarter of 2023 compared to $2.4 million in the third quarter of 2023, and $2.4 million in the fourth quarter of 2022. During the fourth quarter, the Company incurred additional taxes of approximately $5.4 million associated with the capital gains of the previously mentioned company owned life insurance surrender coupled with a 10% modified endowment contract penalty that is typical of general account surrenders. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the fourth quarter of 2023, third quarter of 2023, and fourth quarter of 2022, resulting in income tax expense reductions of $901 thousand, $731 thousand, and $1.4 million, respectively.

The effective tax rate was 34.5% for the fourth quarter of 2023, 14.8% for the third quarter of 2023, and 16.4% for the fourth quarter of 2022. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments. The effective tax rate for full year 2023 and 2022 was 20.3%.

Balance Sheet and Capital Management

Total assets were $6.16 billion at December 31, 2023, up $20.7 million from September 30, 2023, and up $363.6 million from December 31, 2022.

Investment securities were $1.04 billion at December 31, 2023, up $27.5 million from September 30, 2023, and down $107.5 million from December 31, 2022.

Total loans were $4.46 billion at December 31, 2023, an increase of $31.0 million, or 0.7%, from September 30, 2023, and an increase of $411.7 million, or 10.2%, from December 31, 2022.

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Commercial business loans totaled $735.7 million, up $24.2 million, or 3.4%, from September 30, 2023, and up $71.5 million, or 10.8%, from December 31, 2022.
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Commercial mortgage loans totaled $2.01 billion, up $20.0 million, or 1.0%, from September 30, 2023, and up $325.5 million, or 19.4%, from December 31, 2022.
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Residential real estate loans totaled $649.8 million, up $14.6 million, or 2.3%, from September 30, 2023, and up $59.9 million, or 10.1%, from December 31, 2022.
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Consumer indirect loans totaled $948.8 million, down $33.3 million, or 3.4%, from September 30, 2023, and down $74.8 million, or 7.3%, from December 31, 2022.

Total deposits were $5.21 billion at December 31, 2023, down $103.1 million, or 1.9%, from September 30, 2023, and up $283.5 million, or 5.8%, from December 31, 2022. The decrease from September 30, 2023 was primarily the result of a reduction in brokered deposits between periods as well as seasonal outflows of public and reciprocal deposits. The increase from December 31, 2022 was driven by increases in nonpublic deposits associated with the Company's recent money market advertising campaign as well as Banking-as-a-Service, or BaaS, deposits. Public deposit balances represented 20% of total deposits at December 31, 2023, 20% at September 30, 2023 and 23% at December 31, 2022.

Short-term borrowings were $185.0 million at December 31, 2023, compared to $70.0 million at September 30, 2023 and $205.0 million at December 31, 2022. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders' equity was $454.8 million at December 31, 2023, compared to $408.7 million at September 30, 2023, and $405.6 million at December 31, 2022. The increase in shareholders' equity compared to the linked and year-ago period ends was primarily due to the reduction in longer term interest rates, which reduced accumulated other comprehensive loss on the investment securities portfolio. Shareholders' equity has been negatively impacted since 2022 by an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as they are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and given the high credit quality of the agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $28.40 at December 31, 2023, an increase of $2.99, or 11.8%, from $25.41 at September 30, 2023, and an increase of $3.09, or 12.2%, from $25.31 at December 31, 2022. Tangible common book value per share(1) was $23.69 at December 31, 2023, an increase of $3.00, or 14.5%, from $20.69 at September 30, 2023, and an increase of $3.16, or 15.4%, from $20.53 at December 31, 2022. The common equity to assets ratio was 7.10% at December 31, 2023, compared to 6.37% at September 30, 2023, and 6.70% at December 31, 2022. Tangible common equity to tangible assets(1), or the TCE ratio, was 6.00%, 5.25% and 5.50% at December 31, 2023, September 30, 2023, and December 31, 2022, respectively. The primary driver of variations in all four measures for the comparable linked and year-ago period ends was the previously described changes in accumulated other comprehensive loss.

During the fourth quarter of 2023, the Company declared a common stock dividend of $0.30 per common share, consistent with the linked quarter and representing an increase of 3.4% over the prior year quarter. The dividend returned 49.2% of fourth quarter net income to common shareholders.

The Company's regulatory capital ratios at December 31, 2023 continued to exceed all regulatory capital requirements to be considered well capitalized.

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Leverage Ratio was 8.18% compared to 8.20% and 8.33% at September 30, 2023, and December 31, 2022, respectively.
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Common Equity Tier 1 Capital Ratio was 9.34% compared to 9.26% and 9.42% at September 30, 2023, and December 31, 2022, respectively.
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Tier 1 Capital Ratio was 9.67% compared to 9.58% and 9.78% at September 30, 2023, and December 31, 2022, respectively.
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Total Risk-Based Capital Ratio was 12.02% compared to 11.91% and 12.13% at September 30, 2023, and December 31, 2022, respectively.

Credit Quality

Non-performing loans were $26.7 million, or 0.60% of total loans, at December 31, 2023, as compared to $9.5 million, or 0.21% of total loans, at September 30, 2023, and $10.2 million, or 0.25% of total loans, at December 31, 2022. The increase in non-performing loans was primarily driven by one commercial loan relationship that was placed on nonaccrual during the fourth quarter of 2023. Net charge-offs were $4.2 million, representing 0.38% of average loans on an annualized basis, for the current quarter, as compared to net charge-offs of $1.6 million, or an annualized 0.14% of average loans, in the third quarter of 2023 and net charge-offs of $3.3 million, or an annualized 0.34%, in the fourth quarter of 2022. During the third quarter of 2023, the Company recovered $1.0 million primarily associated with the payoff of one commercial loan that it previously recorded a partial charge-off for in the fourth quarter of 2022.

At December 31, 2023, the allowance for credit losses on loans to total loans ratio was 1.14%, compared to 1.12% at both September 30, 2023 and December 31, 2022.

Provision for credit losses was $5.3 million in the current quarter, compared to $966 thousand in the linked quarter and $6.1 million in the prior year quarter. Provision for credit losses on loans was $5.7 million in the current quarter, compared to $1.4 million in the third quarter of 2023 and $4.6 million in the fourth quarter of 2022. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled a credit of $403 thousand in the fourth quarter of 2023, a credit of $426 thousand in the third quarter of 2023, and a provision of $1.5 million in the fourth quarter of 2022. Provision for credit losses for the fourth quarter of 2023 reflected an increase in net charge-offs in the current quarter, coupled with an increase in specific reserves on commercial loans, primarily associated with the previously mentioned commercial loan relationship that moved to nonaccrual during the quarter.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 192% at December 31, 2023, 521% at September 30, 2023, and 445% at December 31, 2022, reflective of the higher level of nonperforming loans reported at year-end.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2023, in its Annual Report on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2023, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on January 26, 2024 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 280151. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.2 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "believe," "continue," "estimate," "expect," "forecast," "intend," "plan," "preliminary," "should," or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to the impact of the COVID-19 pandemic or global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2023				2022
SELECTED BALANCE SHEET DATA:	December 31,	September 30,	June 30,	March 31,	December 31,
Cash and cash equivalents	$124,442	$192,111	$180,248	$139,974	$130,466
Investment securities:
Available for sale	887,730	854,215	912,122	945,442	954,371
Held-to-maturity, net	148,156	154,204	159,893	180,052	188,975
Total investment securities	1,035,886	1,008,419	1,072,015	1,125,494	1,143,346
Loans held for sale	1,370	1,873	805	682	550
Loans:
Commercial business	735,700	711,538	720,372	695,110	664,249
Commercial mortgage	2,005,319	1,985,279	1,961,220	1,841,481	1,679,840
Residential real estate loans	649,822	635,209	611,199	591,846	589,960
Residential real estate lines	77,367	76,722	75,971	76,086	77,670
Consumer indirect	948,831	982,137	1,000,982	1,022,202	1,023,620
Other consumer	45,100	40,281	28,065	16,607	15,110
Total loans	4,462,139	4,431,166	4,397,809	4,243,332	4,050,449
Allowance for credit losses – loans	51,082	49,630	49,836	47,528	45,413
Total loans, net	4,411,057	4,381,536	4,347,973	4,195,804	4,005,036
Total interest-earning assets	5,702,904	5,747,191	5,749,015	5,600,786	5,428,533
Goodwill and other intangible assets, net	72,504	72,725	72,950	73,180	73,414
Total assets	6,160,881	6,140,149	6,141,298	5,966,992	5,797,272
Deposits:
Noninterest-bearing demand	1,010,614	1,035,350	1,022,788	1,067,011	1,139,214
Interest-bearing demand	713,158	827,842	823,983	901,251	863,822
Savings and money market	2,084,444	1,943,794	1,641,014	1,701,663	1,643,516
Time deposits	1,404,696	1,508,987	1,547,076	1,471,382	1,282,872
Total deposits	5,212,912	5,315,973	5,034,861	5,141,307	4,929,424
Short-term borrowings	185,000	70,000	374,000	116,000	205,000
Long-term borrowings, net	124,532	124,454	124,377	124,299	74,222
Total interest-bearing liabilities	4,511,830	4,475,077	4,510,450	4,314,595	4,069,432
Shareholders’ equity	454,796	408,716	425,873	422,823	405,605
Common shareholders’ equity	437,504	391,424	408,581	405,531	388,313
Tangible common equity (1)	365,000	318,699	335,631	332,351	314,899
Accumulated other comprehensive loss	$(119,941)	$(161,389)	$(134,472)	$(127,372)	$(137,487)

Common shares outstanding	15,407	15,402	15,402	15,375	15,340
Treasury shares	692	698	698	724	760
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.18%	8.20%	8.08%	8.19%	8.33%
Common equity Tier 1 capital ratio	9.34%	9.26%	9.10%	9.21%	9.42%
Tier 1 capital ratio	9.67%	9.58%	9.43%	9.55%	9.78%
Total risk-based capital ratio	12.02%	11.91%	11.77%	11.93%	12.13%
Common equity to assets	7.10%	6.37%	6.65%	6.80%	6.70%
Tangible common equity to tangible assets (1)	6.00%	5.25%	5.53%	5.64%	5.50%

Common book value per share	$28.40	$25.41	$26.53	$26.38	$25.31
Tangible common book value per share (1)	$23.69	$20.69	$21.79	$21.62	$20.53

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Twelve Months Ended		2023				2022
	December 31,		Fourth	Third	Second	First	Fourth
SELECTED INCOME STATEMENT DATA:	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$286,133	$196,107	$76,547	$74,700	$71,115	$63,771	$57,805
Interest expense	120,418	28,735	36,661	33,023	28,778	21,956	14,656
Net interest income	165,715	167,372	39,886	41,677	42,337	41,815	43,149
Provision for credit losses	13,681	13,311	5,271	966	3,230	4,214	6,115
Net interest income after provision for credit losses	152,034	154,061	34,615	40,711	39,107	37,601	37,034
Noninterest income:
Service charges on deposits	4,625	5,889	1,168	1,207	1,223	1,027	1,486
Insurance income	6,708	6,364	1,615	1,678	1,328	2,087	1,462
Card interchange income	8,220	8,205	2,080	2,094	2,107	1,939	2,074
Investment advisory	10,955	11,493	2,669	2,544	2,819	2,923	2,824
Company owned life insurance	12,106	5,542	9,132	1,027	953	994	875
Investments in limited partnerships	1,783	1,293	672	391	469	251	191
Loan servicing	479	507	84	135	114	146	124
Income (loss) from derivative instruments, net	1,350	1,919	(68)	219	703	496	656
Net gain on sale of loans held for sale	566	1,227	217	115	122	112	182
Net loss on investment securities	(3,576)	(15)	(3,576)	-	-	-	-
Net (loss) gain on other assets	(6)	(16)	(37)	(1)	(7)	39	(1)
Net (loss) gain on tax credit investments	(252)	(815)	(207)	(333)	489	(201)	(111)
Other	5,286	4,678	1,619	1,410	1,146	1,111	1,175
Total noninterest income	48,244	46,271	15,368	10,486	11,466	10,924	10,937
Noninterest expense:
Salaries and employee benefits	71,889	69,633	17,842	18,160	17,754	18,133	18,101
Occupancy and equipment	14,798	15,103	3,739	3,791	3,538	3,730	3,539
Professional services	5,259	5,592	1,415	1,076	1,273	1,495	1,420
Computer and data processing	20,110	17,638	5,562	5,107	4,750	4,691	4,679
Supplies and postage	1,873	1,943	455	455	473	490	493
FDIC assessments	4,902	2,440	1,316	1,232	1,239	1,115	655
Advertising and promotions	1,926	2,013	370	744	498	314	576
Amortization of intangibles	910	986	221	225	230	234	239
Restructuring charges (recoveries)	114	1,619	188	(55)	(19)	-	350
Other	15,444	12,395	3,939	4,000	4,046	3,459	3,461
Total noninterest expense	137,225	129,362	35,047	34,735	33,782	33,661	33,513
Income before income taxes	63,053	70,970	14,936	16,462	16,791	14,864	14,458
Income tax expense	12,789	14,397	5,156	2,440	2,418	2,775	2,370
Net income	50,264	56,573	9,780	14,022	14,373	12,089	12,088
Preferred stock dividends	1,459	1,459	365	365	364	365	364
Net income available to common shareholders	$48,805	$55,114	$9,415	$13,657	$14,009	$11,724	$11,724
FINANCIAL RATIOS:
Earnings per share – basic	$3.17	$3.58	$0.61	$0.89	$0.91	$0.76	$0.76
Earnings per share – diluted	$3.15	$3.56	$0.61	$0.88	$0.91	$0.76	$0.76
Cash dividends declared on common stock	$1.20	$1.16	$0.30	$0.30	$0.30	$0.30	$0.29
Common dividend payout ratio	37.85%	32.40%	49.18%	33.71%	32.97%	39.47%	38.16%
Dividend yield (annualized)	5.63%	4.76%	5.59%	7.07%	7.64%	6.31%	4.72%
Return on average assets (annualized)	0.83%	1.01%	0.63%	0.92%	0.95%	0.84%	0.85%
Return on average equity (annualized)	11.86%	12.81%	9.28%	12.96%	13.43%	11.73%	11.92%
Return on average common equity (annualized)	12.01%	12.99%	9.31%	13.15%	13.64%	11.87%	12.08%
Return on average tangible common equity (annualized) (1)	14.64%	15.72%	11.37%	15.98%	16.58%	14.53%	14.94%
Efficiency ratio (2)	62.96%	60.39%	59.48%	66.47%	62.66%	63.68%	61.82%
Effective tax rate	20.3%	20.3%	34.5%	14.8%	14.4%	18.7%	16.4%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Twelve Months Ended		2023				2022
	December 31,		Fourth	Third	Second	First	Fourth
SELECTED AVERAGE BALANCES:	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$80,415	$49,055	$102,487	$62,673	$92,954	$63,311	$49,073
Investment securities (1)	1,249,928	1,384,208	1,199,766	1,230,590	1,269,181	1,301,506	1,332,776
Loans:
Commercial business	698,861	628,729	702,222	712,224	710,145	670,354	636,470
Commercial mortgage	1,908,355	1,502,904	1,995,233	1,977,978	1,911,729	1,744,963	1,633,298
Residential real estate loans	612,767	579,362	640,955	621,074	598,638	589,747	582,352
Residential real estate lines	76,350	77,132	76,741	75,847	76,191	76,627	77,342
Consumer indirect	997,538	1,008,026	965,571	989,614	1,011,338	1,024,362	1,003,728
Other consumer	28,741	14,636	43,664	34,086	21,686	15,156	15,175
Total loans	4,322,612	3,810,789	4,424,386	4,410,823	4,329,727	4,121,209	3,948,365
Total interest-earning assets	5,652,955	5,244,052	5,726,639	5,704,086	5,691,862	5,486,026	5,330,214
Goodwill and other intangible assets, net	73,055	73,913	72,628	72,851	73,079	73,312	73,547
Total assets	6,025,378	5,606,733	6,127,171	6,073,653	6,053,258	5,843,786	5,667,331
Interest-bearing liabilities:
Interest-bearing demand	818,541	909,799	780,546	766,636	848,552	880,093	923,374
Savings and money market	1,781,776	1,852,571	2,048,822	1,749,202	1,660,148	1,665,075	1,764,230
Time deposits	1,477,596	1,008,092	1,455,867	1,564,035	1,506,592	1,382,131	1,116,135
Short-term borrowings	186,910	86,139	84,587	222,871	294,923	145,533	87,783
Long-term borrowings, net	121,903	74,059	124,484	124,407	124,329	114,251	74,175
Total interest-bearing liabilities	4,386,726	3,930,660	4,494,306	4,427,151	4,434,544	4,187,083	3,965,697
Noninterest-bearing demand deposits	1,030,648	1,105,281	1,006,465	1,022,423	1,029,681	1,064,754	1,123,223
Total deposits	5,108,561	4,875,743	5,291,700	5,102,296	5,044,973	4,992,053	4,926,962
Total liabilities	5,601,692	5,165,020	5,708,842	5,644,488	5,624,006	5,425,851	5,265,134
Shareholders’ equity	423,686	441,713	418,329	429,165	429,252	417,935	402,197
Common equity	406,394	424,421	401,037	411,873	411,960	400,643	384,905
Tangible common equity (2)	333,339	350,508	328,409	339,022	338,881	327,331	311,358
Common shares outstanding:
Basic	15,376	15,384	15,393	15,391	15,372	15,348	15,330
Diluted	15,475	15,471	15,511	15,462	15,413	15,435	15,413
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.92%	1.81%	2.03%	1.88%	1.89%	1.90%	1.88%
Loans	5.98%	4.48%	6.21%	6.15%	5.93%	5.61%	5.15%
Total interest-earning assets	5.07%	3.75%	5.32%	5.21%	5.02%	4.71%	4.32%
Interest-bearing demand	0.87%	0.24%	1.26%	0.83%	0.77%	0.64%	0.52%
Savings and money market	2.32%	0.53%	3.01%	2.51%	2.00%	1.60%	1.20%
Time deposits	3.98%	1.09%	4.57%	4.20%	3.76%	3.33%	2.31%
Short-term borrowings	3.69%	1.74%	1.38%	3.98%	4.30%	3.35%	2.48%
Long-term borrowings, net	5.06%	5.73%	5.05%	5.05%	5.04%	5.11%	5.72%
Total interest-bearing liabilities	2.75%	0.73%	3.24%	2.96%	2.60%	2.12%	1.47%
Net interest rate spread	2.32%	3.02%	2.08%	2.25%	2.42%	2.59%	2.85%
Net interest margin	2.94%	3.20%	2.78%	2.91%	2.99%	3.09%	3.23%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Twelve Months Ended		2023				2022
	December 31,		Fourth	Third	Second	First	Fourth
ASSET QUALITY DATA:	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$45,413	$39,676	$49,630	$49,836	$47,528	$45,413	$44,106
Net loan charge-offs (recoveries):
Commercial business	(109)	(64)	(50)	32	33	(124)	(21)
Commercial mortgage	35	(853)	993	(972)	16	(2)	1,167
Residential real estate loans	89	279	22	(4)	13	58	242
Residential real estate lines	41	(1)	-	-	25	16	(19)
Consumer indirect	7,595	4,538	3,174	2,283	300	1,838	1,451
Other consumer	893	1,339	82	259	249	303	518
Total net charge-offs (recoveries)	8,544	5,238	4,221	1,598	636	2,089	3,338
Provision for credit losses – loans	14,213	10,975	5,673	1,392	2,944	4,204	4,645
Ending balance	$51,082	$45,413	$51,082	$49,630	$49,836	$47,528	$45,413

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.02%	-0.01%	-0.03%	0.02%	0.02%	-0.08%	-0.01%
Commercial mortgage	0.00%	-0.06%	0.20%	-0.19%	0.00%	0.00%	0.28%
Residential real estate loans	0.01%	0.05%	0.01%	0.00%	0.01%	0.04%	0.16%
Residential real estate lines	0.05%	0.00%	0.00%	0.00%	0.13%	0.09%	-0.10%
Consumer indirect	0.76%	0.45%	1.30%	0.92%	0.12%	0.73%	0.57%
Other consumer	3.11%	9.15%	0.75%	3.00%	4.62%	8.10%	13.57%
Total loans	0.20%	0.14%	0.38%	0.14%	0.06%	0.21%	0.34%

Supplemental information (1)
Non-performing loans:
Commercial business	$5,664	$340	$5,664	$254	$415	$334	$340
Commercial mortgage	10,563	2,564	10,563	686	2,477	2,550	2,564
Residential real estate loans	6,364	4,071	6,364	4,992	3,820	3,267	4,071
Residential real estate lines	221	142	221	201	208	159	142
Consumer indirect	3,814	3,079	3,814	3,382	2,982	2,487	3,079
Other consumer	34	2	34	6	5	4	2
Total non-performing loans	26,660	10,198	26,660	9,521	9,907	8,801	10,198
Foreclosed assets	142	19	142	162	163	101	19
Total non-performing assets	$26,802	$10,217	$26,802	$9,683	$10,070	$8,902	$10,217

Total non-performing loans to total loans	0.60%	0.25%	0.60%	0.21%	0.23%	0.21%	0.25%
Total non-performing assets to total assets	0.44%	0.18%	0.44%	0.16%	0.16%	0.15%	0.18%
Allowance for credit losses – loans to total loans	1.14%	1.12%	1.14%	1.12%	1.13%	1.12%	1.12%
Allowance for credit losses – loans to non-performing loans	192%	445%	192%	521%	503%	540%	445%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended		2023				2022
	December 31,		Fourth	Third	Second	First	Fourth
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,160,881	$6,140,149	$6,141,298	$5,966,992	$5,797,272
Less: Goodwill and other intangible assets, net			72,504	72,725	72,950	73,180	73,414
Tangible assets			$6,088,377	$6,067,424	$6,068,348	$5,893,812	$5,723,858

Ending tangible common equity:
Common shareholders’ equity			$437,504	$391,424	$408,581	$405,531	$388,313
Less: Goodwill and other intangible assets, net			72,504	72,725	72,950	73,180	73,414
Tangible common equity			$365,000	$318,699	$335,631	$332,351	$314,899

Tangible common equity to tangible assets (1)			6.00%	5.25%	5.53%	5.64%	5.50%

Common shares outstanding			15,407	15,402	15,402	15,375	15,340
Tangible common book value per share (2)			$23.69	$20.69	$21.79	$21.62	$20.53

Average tangible assets:
Average assets	$6,025,378	$5,606,733	$6,127,171	$6,073,653	$6,053,258	$5,843,786	$5,667,331
Less: Average goodwill and other intangible assets, net	73,055	73,913	72,628	72,851	73,079	73,312	73,547
Average tangible assets	$5,952,323	$5,532,820	$6,054,543	$6,000,802	$5,980,179	$5,770,474	$5,593,784

Average tangible common equity:
Average common equity	$406,394	$424,421	$401,037	$411,873	$411,960	$400,643	$384,905
Less: Average goodwill and other intangible assets, net	73,055	73,913	72,628	72,851	73,079	73,312	73,547
Average tangible common equity	$333,339	$350,508	$328,409	$339,022	$338,881	$327,331	$311,358

Net income available to common shareholders	$48,805	$55,114	$9,415	$13,657	$14,009	$11,724	$11,724
Return on average tangible common equity (3)	14.64%	15.72%	11.37%	15.98%	16.58%	14.53%	14.94%

Pre-tax pre-provision income:
Net income	$50,264	$56,573	$9,780	$14,022	$14,373	$12,089	$12,088
Add: Income tax expense	12,789	14,397	5,156	2,440	2,418	2,775	2,370
Add: Provision for credit losses	13,681	13,311	5,271	966	3,230	4,214	6,115
Pre-tax pre-provision income	$76,734	$84,281	$20,207	$17,428	$20,021	$19,078	$20,573

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.